Filed Pursuant to Rule 433
Registration Nos. 333-157386 and 333-157386-01
Citigroup Funding Inc.
FDIC-Guaranteed Medium-Term Notes due 2012
Final Term Sheet
March 23, 2009

Issuer:	Citigroup Funding Inc.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

FDIC Guarantee:	This debt is guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 C.F.R. Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012.

Rating of Issuer’s Obligations:	The Issuer’s FDIC-guaranteed senior debt is rated Aaa / AAA / AAA (Moody’s / S&P/ Fitch), based on the FDIC guarantee.

Offering:	FDIC-Guaranteed Medium-Term Notes due 2012

Principal Amount Issued:	US $1,000,000,000

Pricing Date:	March 23, 2009

Settlement Date:	March 30, 2009 (T+5)

Maturity Date:	March 30, 2012

Issue Price:	99.731% of the principal amount

Underwriting Discount:	0.300%

Re-offer Spread to Benchmark:	T+86.6 bps

Re-offer Yield:	2.093%

Interest Rate:	2.000%

Coupon Payment Dates:	Semi-annually on the 30th of each March and September until maturity, with adjustment for period end dates on a following New York Business Day Convention

First Coupon Date:	September 30th, 2009

Day Count Convention:	30/360

Accrue to Pay:	Yes

Payment at Maturity:	100% of the principal amount

Early Redemption:	Not Callable

Calculation Agent:	Citibank, N.A.

Form and Denomination:	Registered Medium-Term Notes in minimum denomination and minimum increments of US$1,000.00

Clearing and Settlement:	DTC#274

Listing:	None

Sole Lead Manager:	Citigroup Global Markets Inc.	$820,000,000
82%

Senior Co-Managers:	Banc of America Securities LLC	$25,000,000
2.5% each	Deutsche Bank Securities Inc.	$25,000,000
	Goldman, Sachs & Co.	$25,000,000
	UBS Securities LLC	$25,000,000

Junior Co-Managers:	Barclays Capital Inc.	$10,000,000
1% each	BNP Paribas Securities Corp.	$10,000,000
	CastleOak Securities, L.P.	$10,000,000
	Credit Suisse Securities (USA) LLC	$10,000,000
	Guzman & Company	$10,000,000
	Loop Capital Markets, LLC	$10,000,000
	Greenwich Capital Markets, Inc.	$10,000,000
	The Williams Capital Group, L.P.	$10,000,000

CUSIP:	17314AAF9
Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (‘SEC’) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.

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